UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 29, 2005

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue Campbell, CA	95066
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2005, Rainmaker Systems, Inc. (the “Company”) awarded the four non-employee members of its board of directors options to purchase an aggregate of 117,500 shares of the Company’s common stock at a price of $2.56 per share. These options are fully vested as of December 29, 2005. In connection with the granting of these options, the directors waived their respective rights to receive their automatic option grants for 2006 that would otherwise be issuable to the non-employee directors following the 2006 annual meeting of stockholders. In addition, the Company’s board of directors awarded the Company’s Chief Executive Officer, Michael Silton 100,000 fully vested options to purchase shares of the Company’s common stock at $2.56 per share. The Company’s stock closed trading at $2.56 per share on December 29, 2005 which is the price that was used for the option awards.

The Company has chosen to award these fully vested option grants at this time in order to avoid recognition of future compensation expense that will be required with the adoption of FASB Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). Previously, the Company accounted for employee and director stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” in which no compensation expense was recognized when the stock option price was equal to the market price of the underlying stock on the date of grant. However, SFAS 123R is effective for the Company beginning in the first quarter of fiscal year 2006, and will require that compensation expense associated with stock options be recognized in the consolidated statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements. The Company estimates that the pre-tax charge to be avoided amounts to approximately $465,000 based on a 4 year estimated life of the options. The Company will report all compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 consolidated financial statements.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC.
(Registrant)

December 29, 2005		/s/ Steve Valenzuela
Date		(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer